Exhibit 3.3

Amendment to

Amended and Restated Bylaws of

Seeqc, Inc.

Article VIII, Section 8.9 of the Amended and Restated Bylaws of Seeqc, Inc. (the “Company”) is hereby amended by adding the following after the last paragraph:

“The foregoing transfer restrictions set forth in this Section 8.9 shall not apply to any shares of the corporation’s preferred stock or any shares of the corporation’s common stock issued on conversion of the corporation’s preferred stock.”

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing Amendment to the Amended and Restated Bylaws of the Company was duly adopted by the Board of Directors of the Company on July 10, 2020.

/s/ Tim Anglim
Tim Anglim, Secretary of the Company